AMENDMENT TO
JOHN HANCOCK CLOSED END FUNDS
SERVICE AGREEMENT
FOR
TRANSFER AGENT SERVICES

THIS AMENDMENT (this “Amendment”) dated as of July 1, 2010, is entered into between Mellon Investor Services LLC, a New Jersey limited liability company (“Mellon”) and John Hancock Patriot Premium Dividend Fund II, John Hancock Investors Trust, John Hancock Income Securities Trust, John Hancock Bank And Thrift Opportunity Fund, John Hancock Preferred Income Fund, John Hancock Preferred Income Fund II, John Hancock Preferred Income Fund III, and John Hancock Tax-Advantaged Dividend Income Fund, and John Hancock Tax-Advantaged Global Shareholder Yield Fund, each a Massachusetts Business Trust, (each a “Client” and collectively the “Clients”).
WHEREAS, Mellon and the Clients entered into that certain Service Agreement for Transfer Agent Services dated June 1, 2002, as amended (the “Agreement”), pursuant to which Mellon is providing transfer agent and related services to Clients. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings set forth in the Agreement.
WHEREAS, Mellon and Clients desire to amend the Agreement as provided in this Amendment.
NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	Amendments to Agreement
(a)	Section 2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Effective July 1, 2010, this Agreement shall continue for a term of two (2) years ending on June 30, 2012, provided however, the Clients may terminate this Agreement at any time and without penalty on ninety (90) days written notice to Mellon.”

(b)	Exhibit D for each Client is hereby deleted in its entirety and replaced with the attached revised Exhibit D.

(c)	Section 4(a) of the Agreement is hereby amended to add the following Section 4(a)(iv):

“(iv) it shall adopt and maintain such policies, procedures and controls reasonably designed to ensure that the performance of its obligations as set forth in this Agreement is in compliance with all applicable rules and regulations, including, but not limited to those rules and regulations applicable to transfer agents performing such services as described in this Agreement and applicable to customer information.”

(d)	Section 6 of the Agreement is hereby amended to add the following Section (g):

“(g) Subject to the following sentence, Mellon shall create and maintain in complete and accurate form all books and records required of it pursuant to its duties hereunder in accordance with all applicable laws, rules and regulations, including but not limited to records required by the Securities Exchange Act of 1934, as amended (the “1934 Act”). Mellon agrees that all such records prepared or maintained by Mellon are the property of the Client and will be preserved, maintained and made available in accordance with such applicable laws, rules and regulations and will be surrendered to the Client promptly on and in accordance with the Client’s request, provided that Mellon retain copies of such records to the extent required by applicable law or Mellon’s record retention policies.”

(e)	Section 8 of the Agreement is hereby amended to add the following Section (c):

“(c) If the Fund is a Massachusetts business trust, Mellon agrees that it shall have recourse only to the assets of the Client for the payment of claims or obligations as between Mellon and the Client arising out of this Agreement, and Mellon shall not seek satisfaction of any such claim or obligation from the trustees or shareholders of the Client in their capacity as such. In any case, each Client shall be liable only for its own obligations to Mellon under this Agreement and shall not be jointly or severally liable for the obligations of any other Client hereunder.”

“(f)	The Agreement is hereby amended to add the following new Section 17:

“17. Information Security. As part of the services provided by Mellon hereunder, Mellon agrees that it shall take the steps and security precautions outlined in its information security policies and procedures, a summary of which has been provided to each Client. Each Client acknowledges that such policies and procedures are subject to change at any time by Mellon, provided that the protections afforded thereby will not be intentionally diminished in comparison with those provided by Mellon to Client prior to such change. Mellon shall notify Client of any unauthorized use of, or unauthorized access to, Client nonpublic personal information (as defined by applicable law) promptly upon Mellon becoming aware of such unauthorized use or unauthorized access.”
2.	Term of the Amendment. This Amendment shall become effective upon due execution and delivery by both parties hereto, and shall remain in effect for so long as the Agreement shall remain in effect.

3.	Ratification. Except as expressly set forth herein, the Agreement is not modified hereby and shall remain in full force and effect in accordance with the respective provisions thereof and is in all respects ratified and affirmed.
4.	Partial Invalidity. If any provision of this Amendment is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Amendment as a whole, but this Amendment shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which, when executed and delivered, shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Mellon and Clients have caused these presents to be duly executed as of the day and year first above written.
MELLON INVESTOR SERVICES LLC

By:	/s/ Lynore LeConche
	Name:	Lynore LeConche
	Title:	Relationship Manager
JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II
JOHN HANCOCK INVESTORS TRUST
JOHN HANCOCK INCOME SECURITIES TRUST
JOHN HANCOCK BANK AND THRIFT OPPORTUNITY FUND
JOHN HANCOCK PREFERRED INCOME FUND
JOHN HANCOCK PREFERRED INCOME FUND II
JOHN HANCOCK PREFERRED INCOME FUND III
JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
JOHN HANCOCK TAX-ADVANTAGED SHAREHOLDER YIELD FUND

By:	/s/ Charles A. Rizzo
	Name:	Charles A. Rizzo
	Title:	Chief Financial Officer

Exhibit D
STOCK TRANSFER FEE SCHEDULE
The following schedule is intended to be a comprehensive summary of the fees associated with this proposal. The pricing as listed below is valid for ninety days from the date of submission or until “date”. Fees are not subject to increase during the initial term.

Initial Term of Agreement:	Two (2) Years[1]

Fees Not Subject to Increase	Two (2) Years
Administration & Account Maintenance
Mellon will assign a Client Service Manager to consult with Client on all facets of stock transfer administration, including, but not limited to, securities regulations, transfer requirements, structuring of annual meetings, stock option exercises, cash and stock dividends, etc.
Monthly OFAC Reporting is included in the monthly administration and accounts maintenance fees listed below.

	Administration &	Administration &
	Account Maintenance	Account Maintenance
	(per month)	(per month)
Fund Name	2010-2011	2011-2012
John Hancock Bank & Thrift (“BTO”)	$	$
John Hancock Income Securities Trust (“Income Securities”)	$	$
John Hancock Investors Trust (“Investors Trust”)	$	$
John Hancock Patriot Premium Dividend II (“Patriot Prem Div II”)	$	$
John Hancock Preferred Income (“Preferred Income”)	$	$
John Hancock Preferred Income II (“Preferred Income II”)	$	$
John Hancock Preferred Income III (“Preferred Income HI”)	$	$
John Hancock Tax-Advantaged Global Shareholder Yield Fund (“Tax-Adv. Global S/H Yield”)	$	$
John Hancock Tax-Advantaged Dividend Income Fund (“Tax-Adv. Div Income”)	$	$

[1]	Subject to Section 2(a) of the Agreement

The Administration and Account Maintenance fees cover all of the services and are subject to the allowances listed below.
— All allowances are on a per fund basis

Tax-Adv. Global
	Fee	BTO	Income Securities	Investors Trust	Patriot Prem DIv II(b)	Preferred Income	Preferred Income II	Preferred Income III	S/HYield	Tax-Adv. Div Income
No. of Active Accounts Maintained	$/Year
No. of Inactive Accounts	% of Active A/C Fee
No. of Dividend Reinvestment Accounts Maintained	$4.00
No. of Legal Review Items Processed	$
No. of Certificates Issued & Book Entry Credits
No. of Certificates Cancelled & Book Entry Debits
No. of Additional Mailings per Year (including one enclosure)	See Below
No. of Reports, Analyses, Lists, or Labels	See Below
No. of Inspectors of Election
No. of Respondent Bank Omnibus Proxies	$
No. of S/H Telephone Calls Handled by IVR System (d)
No. of S/H Telephone Calls Transferred from IVR to CSR (d)	$
No. of Correspondence Items Responding to S/H Inquiries	$
No. of Investor ServiceDirect® Transactions (e)

(a)	IVR = Interactive Voice Response; CSR = Customer Service Representative

(b)	ISD transactions are defined as any shareholder transaction initiated through ISD, including, but not limited to, share sales or purchases, duplicate statement or tax form requests, address or pin changes, account changes or updates and certificate requests.
Stock Transfer Fee
Schedule — Page 2

All allowances are on a per fund basis

Tax-Adv.
Global S/H
	Fee	BTO	Income Securities	Investors Trust	Patriot Prem Div II	Preferred Income	Preferred Income II	Preferred Income III	Yield	Tax-Adv. Div Income
No. of State Mandated Due Diligence Mailings for Lost Property	S per a/c S min.
No. of SEC Mandated Lost S/H Database Searches	$ per a/c 0 min
MLink Administration Fee (Electronic delivery of material)
Evote Administration Fee
Telephone Votes
Internet
Investor / Broker Directed Movement of Shares	$
Stock Transfer
Fee Schedule — Page 3

Dividend Disbursement Fee
Number of dividends processed per year. The dividend disbursement fee includes all of the services listed below.

Fund Name	Included
BTO
Income Securities
Investors Trust
Patriot Prem Div II
Preferred Income
Preferred Income II
Preferred Income III
Tax-Adv. Global S/H Yield
Tax-Adv. Div Income

Preparing and mailing checks
Reconciling checks
Preparing payment register in list form
Withholding and filing taxes for non-resident aliens and others
Filing federal tax information returns
Processing “B” and “C” notices received from the IRS
Mailing required statements (Form 1099DIV or Form 1042) to registered holders
Maintaining stop payment files and issuing replacement checks
Maintaining separate dividend addresses
Receiving, verifying and posting funds to cover entire dividend distribution on mailing date of checks
Stock Transfer
Fee Schedule — Page 4

Escheatment Services
Annual Compliance Services
SEC Mandated Electronic Database & New Address Retrieval Mailing
(subject to the following minimum)

Each state mandated due diligence mailing	$per account $
(subject to the following minimum)	$per account $
In-Depth Search and Location Services
(Annual compliance services include all of the services listed below)
•	Assist in establishing compliance with the unclaimed property requirements of all jurisdictions that may have a claim on escheatable property held by your organization
•	Processing records and property subject to reporting based upon current state statutes, rules, and regulations
•	Requesting penalty and interest release agreements and indemnification from future claim agreements (on property remitted) from the states that offer such agreements
•	Identifying property that has become escheatable since the last filing date
•	Assist in reviewing state regulations to determine if there have been any changes in reporting procedures
•	Reporting and remitting property to states
CLIENT SERVICE DIRECT® System Access
(the Client ServiceDirect fee includes all of the services listed below)
•	Providing client access to Mellon’s mainframe inquiry and internet based system for management reporting and shareholder records
•	Providing daily data on registered shareholders
•	Providing daily access to proxy tabulation file during proxy season

DIRECT REGISTRATION/PROFILE SYSTEM
Enrollment Fee
Annual Surety Fee
Stock Distribution Event — full, full and fractional shares	$
DRS Fee, per statement	$
Investor directed movement of shares, each	$
Broker directed movement of shares, each	$
DRS/Profile reject fee, each	$
DRS/Profile Broker Authorization Form, each	$
Stock Transfer
Fee Schedule — Page 5

ACH/DIRECT DEPOSIT SERVICES
Initial Setup Fee
Annual Maintenance Fee
ACH file transmission, each distribution, per item
Placement of Stop Payment Order	$
Returns/Reversals, per occurrence	$
(Annual Maintenance includes all of the services listed below)
Processing returned authorization forms
Posting bank information to accounts
Creating pre-note transactions and sending to clearinghouse
Following up on rejects
Produce and mail checks for returned items
Stock Transfer
Fee Schedule — Page 6

ADDITIONAL SERVICES AVAILABLE UPON REQUEST

SHAREHOLDER LISTS AND ANALYSES
Minimum charge for each of the below services	$
Lists, per name listed	$
Labels, per label printed	$
Analysis, per name passed on database	$
Analysis, per name listed in report	$
Custom Lists or Analyses

STANDARD MAILING SERVICES	$
Minimum charge for each of the below services
Addressing mailing medium, per name	$
Affixing labels, per label	$
Machine Inserting	$
1st Enclosure, per piece 2nd Enclosure, per piece Each Enclosure thereafter, per piece Manual Inserting

OTHER SERVICES
Confidential Proxy Voting
Dividends — Special Cash Dividends
Electronic Distribution of Materials
Foreign Tax Re-claim
Householding of Annual Meeting and Other Materials
Interactive Online Meeting Services
Logistics Services (including document transportation, fulfillment, printing and media placement)
Mailing Quarterly or Periodic Reports
Maintaining Mail Lists
Secondary Offerings or Closings
Stock Splits and Stock Dividends
Special Meetings
Survey Tabulation
Stock Transfer Fee
Schedule — Page 7

ADDITIONAL SERVICES PROVD3ED BY MELLON
In addition to transfer agent services, Mellon Investor Services also provides the following related services.
Contact your Sales Representative or Client Service Manager for additional information.
Bank/Broker Distributions
Corporate Stock Buy-Back Services
Custodial Services
Direct Purchase & Dividend Reinvestment Services
Employee Stock Option Plan Administration
Employee Stock Purchase Plan Administration
Escrow Services
Exchange or Tender Offer Processing
Financial Planning Services
Odd-Lot Program Administration
Proxy Solicitation
Stock Watch (beneficial owner identification)
Subscription Agent Services
Rights Agency
Warrant Agency
Stock Transfer Fee
Schedule — Page 8

EXPENSES AND OTHER CHARGES
Fees and Out of Pocket Expenses: The cost of stationery and supplies, including but not limited to transfer sheets, dividend checks, envelopes, and paper stock, together with any disbursement for telephone, postage, mail insurance, travel for annual meeting, link-up charges for ADP and tape charges from DTC are billed in addition to the above fees. All charges and fees, out of pocket costs, expenses and disbursements of Mellon are due and payable by Client upon receipt of an invoice from Mellon.
With respect to any shareholder mailing processed by Mellon, Client shall, at least one business day prior to mail date, provide immediately available funds sufficient to cover all postage due on such mailing. For any dividend mailing, Client shall, at least one business day prior to the mail date, also provide immediately available funds sufficient to pay the aggregate amount of dividends to be paid.
Share Sale Program: Client may appoint Mellon to administer, through Mellon’s affiliate, Mellon Bank, N.A., a program allowing Client’s shareholders to liquidate book-entry shares, held in the Direct Registration System (“DRS”), pursuant to the Client’s stock purchase and/or dividend reinvestment plan. The charge for each such sale, and the process for selling such shares, shall be as described in the Client’s plan. If Client does not have a separate stock purchase or dividend reinvestment plan, then Client hereby appoints and directs Mellon to implement and administer, through Mellon Bank, N.A., a share selling program allowing Client’s shareholders to liquidate DRS shares. The transaction fee for each such sale shall be $ plus $  per share. Under the program, upon receipt of a sell request by a registered shareholder, Mellon Bank, N.A. will process the request through FutureShare Financial (“FSF”), a registered broker/dealer and member of NASD/SIPC and an affiliate of Mellon. Proceeds of the sale will be sent to the shareholder in the form of a check (less the transaction fee). Sale requests will typically be combined with other sale requests received from Client shareholders and shares will be submitted in bulk to FSF for sale. Shares will be sold usually within one business day of Mellon’s receipt of the sale request, but in no event more than five business days (except where deferral is necessary under state or federal regulations). The price per share received by the selling shareholder will equal the market price Mellon receives for the shares (or if more than one bulk trade is executed on the day the shares are sold, then the price per share shall equal the weighted average market price received for all Client shares sold that day).
Offering Administration Fee: A minimum fee of $will be imposed for activities associated with initial public offerings (IPO’s), secondary offerings and/or closings. The fee covers the coordination of efforts necessary between Mellon, the Client’s underwriters, the banknote company and DTC in order to effect the closing. This fee will cover the issuance of up to 200 certificates and/or book-entry credits. Certificates and/or book-entry credits over this amount will be billed at $ each. This fee is in addition to any fees Mellon may charge for coordination of selling shareholders, custody services and/or escrow services.
Conversion: If an out-of-proof condition exists at the time of conversion, and such condition is not resolved within 90 calendar days of such conversion, Client agrees to provide Mellon with funds or shares sufficient to resolve the out-of-proof condition promptly after the expiration of such 90 day period.
Deconversion: Upon expiration or termination of this Agreement, Client shall pay Mellon a fee for deconversion services (e.g., providing shareholder lists and files, producing and shipping records, answering successor agent inquiries). This fee shall be based on Mellon’s then-current deconversion fee schedule. Mellon may withhold the Client’s records, reports and unused certificate stock pending Client’s payment in full of all fees and expenses owed to Mellon under this Agreement.
Legal Expenses, System Modifications: Certain expenses may be incurred in resolving legal matters that arise in the course of performing services hereunder. This may result in a separate charge to cover Mellon’s expenses (including the cost of external or internal counsel) in resolving such matters; provided that any legal expenses charged to the Client shall be reasonable.
In the event any federal, state or local laws, rules or regulations are enacted that require Mellon to (i) make any adjustments and/or modifications to its current system, or (ii) provide additional services to Client for which Mellon is not being compensated hereunder, then Client shall compensate Mellon (a) on a pro rata basis proportionate to the Client’s registered shareholder base, for the costs associated with making such required adjustments and/or modifications, or (b) according to Mellon’s standard fees established, in good faith, with respect to such additional services.
Stock Transfer
Fee Schedule — Page 9

Other Services: Fees for any services provided to Client by or on behalf of Mellon hereunder that are not set forth above will be based on Mellon’s standard fees at the time such services are provided or, if no standard fees have been established, an appraisal of the work to be performed.
Stock Transfer
Fee Schedule — Page 10